                               ACCELGRAPHICS, INC.

                       RESTRICTED STOCK PURCHASE AGREEMENT


         This Restricted Stock Purchase Agreement ("Agreement") is made as of November 13, 1994 by and between ACCELGRAPHICS, INC., a California corporation (the "Company"), and Jeffrey W. Dunn ("Purchaser").

         1.       Sale of Stock.

                  Subject to the terms and conditions hereof, on the Closing Date the Company will issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, Six Hundred and Fifteen Thousand (615,000) shares of the Company's Common Stock (the "Shares") at a purchase price of $0.05 per Share for a total purchase price of $30,750.00. The term "Shares" refers to the purchased Shares and all securities received in replacement of Shares or as stock dividends or splits, all securities received in replacement of the Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which Purchaser is entitled by reason of Purchaser's ownership of the Shares.

         2.       Closing; Security Interest.

                  (a) The closing of the purchase and sale of the Shares hereunder (the "Closing") shall be held at the principal office of the Company simultaneously with the execution of this Agreement by the parties or on such other date as they agree (the "Closing Date" ).

                  (b) At the Closing, the Company will deliver to Purchaser a certificate representing the Shares to be purchased by Purchaser (which shall be issued in Purchaser's name) against payment of the purchase price therefore. Ten percent (10%) of the purchase price for the Shares shall be paid to the Company by cash in the amount of $3,075.00 and ninety percent (90%) by full recourse promissory note (the "Note") in the form attached hereto as EXHIBIT A for the balance of the purchase price.

                  (c) With respect to the Note, the parties agree to the following:

                      (1) The Note shall become payable in full upon the voluntary or involuntary termination or cessation of employment or association of Purchaser with the Company, for any reason, with or without cause (including death or disability).

                      (2) Purchaser shall deliver to the Secretary of the Company, or his designee (hereinafter referred to as the "Pledge Holder"), all certificates representing the Shares, together with (i) an Assignment Separate from Certificate in the form attached hereto EXHIBIT B executed by Purchaser and by Purchaser's spouse (if required for transfer), in blank, for use in transferring all or a portion of said Shares to the Company if, as and when required under this Section 2(c) or under any other provision of this Agreement including, without limitation, Section 3.






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In addition, Purchaser's spouse, if any, shall execute and deliver to the
Company the Consent of Spouse attached hereto as EXHIBIT C.

                           (3) As security for the payment of the Note and any
renewal, extension or modification thereof, Purchaser hereby grants to the Company a security interest in and pledges with and delivers to the Company Purchaser's Shares (sometimes referred to herein as the "Collateral").

                               In the event that Purchaser prepays all or a
portion of the Note, in accordance with the provisions thereof, Purchaser intends, unless written notice to the contrary is delivered to the Pledge Holder, that the Shares represented by the portion of the Note so repaid, including annual interest thereon, shall continue to be so held by the Pledge Holder, to serve as independent collateral for the outstanding portion of the Note for the purpose of commencing the holding period set forth in Rule 144(d) promulgated under the Securities Act of 1933, as amended (the "Securities Act").

                           (4) In the event of any foreclosure of the security
interest, the Company may sell the Shares at a private sale or may repurchase the Shares itself. The parties agree that, prior to the establishment of a public market for the Shares of the Company, the securities laws affecting sale of the Shares make a public sale of the Shares commercially unreasonable. The parties further agree that the repurchasing of such Shares by the Company, or by any person to whom the Company may have assigned its rights hereunder, is commercially reasonable if made at a price determined by the Board of Directors in its discretion, fairly exercised, representing what would be the fair market value of the Shares reduced by any limitation on transferability, whether due to the size of the block of Shares or the restrictions of applicable securities laws.

                           (5) In the event of default in payment when due of
any indebtedness under Purchaser's Note, the Company may elect then, or at any time thereafter, to exercise all rights available to a Secured Party under the California Commercial Code including the right to sell the Collateral at a private or public sale or repurchase the Shares as provided above. The proceeds of any sale shall be applied in the following order:

                               (i) To the extent necessary, proceeds shall be used to pay all reasonable expenses of the Company in enforcing this Agreement, including, without limitation, reasonable attorney's fees and legal expenses incurred by the Company.

                               (ii) To the extent necessary, proceeds shall be used to satisfy any remaining indebtedness under Purchaser's Note.

                               (iii) Any remaining proceeds shall be delivered
                                     to Purchaser.

                           (6) Upon full payment by Purchaser of all amounts due
on the Note, Pledge Holder shall deliver to Purchaser all Shares in Pledge Holder's possession belonging to Purchaser, and Pledge Holder shall thereupon be discharged of all further obligations hereunder;





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provided, however, that Pledge Holder shall nevertheless retain said Shares as escrow agent if at the time of full payment by Purchaser said Shares are still subject to restrictions under Section 3 hereof.

         3.       Limitations on Transfer.

                  In addition to any other limitation on transfer created by applicable securities laws, Purchaser shall not assign, encumber or dispose of any interest in the Shares while the Shares are subject to the Company's repurchase option, except as provided in Section 3(h) below. After any Shares have been released from such repurchase option, Purchaser shall not assign, encumber or dispose of any interest in such Shares except in compliance with Sections 3(b) and 3(c) below and applicable securities laws:

                  (a) Repurchase Option. In the event of the voluntary or involuntary termination of employment or association with the Company of Purchaser with the Company for any reason, with or without cause (including death or disability), the Company shall, upon the date of such termination, have an irrevocable, exclusive option for a period of 60 days from such date to repurchase all or any portion of the Shares held by Purchaser as of such date which have not yet been released from the Company's repurchase option at the original purchase price per Share specified in Section 1. The option shall be exercised by the Company by written notice to Purchaser or his executor and, at the Company's option, (i) by delivery to the Purchaser or his executor with such notice of a check in the amount of the purchase price for the Shares being purchased, or (ii) in the event the Purchaser is indebted to the Company, by cancellation by the Company of an amount of such indebtedness equal to the purchase price for the Shares being repurchased, or (iii) by a combination of
(i) and (ii) so that the combined payment and cancellation of indebtedness equals such purchase price. Upon delivery of such notice and payment of the purchase price in any of the ways described above, the Company shall become the legal and beneficial owner of the Shares being repurchased and all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the number of Shares being repurchased by the Company, without further action by Purchaser.

         Ten percent (10%), or 61,500, of the Shares will be immediately released from the Company's repurchase option set forth above. Thereafter, the remaining Shares (the "Remaining Shares") held by Purchaser shall be released from the Company's repurchase option under this Section 3(a) as follows (provided in each case that Purchaser's employment or by association with the Company has not been terminated prior to the date of any such release): 1/48th of the total number of Remaining Shares shall be released from the repurchase option on each monthly anniversary of the Vesting Commencement Date (as set forth on the signature page of this Agreement) thereafter until all Shares are released from the repurchase option. Fractional shares shall be rounded to the nearest whole share.

         Notwithstanding the foregoing, in the event that and at such time as the Company has recorded gross product sales revenues of One Hundred Fifty Thousand Dollars ($150,000.00), an additional fifteen percent (15%), or 92,250, of the Shares will be immediately released from the Company's repurchase option. In such case, the number of unvested Remaining Shares will be reduced by such additional amount and such reduced number of Remaining Shares will continue to vest according to the vesting schedule set forth above.





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                  (b) Right of First Refusal. In the event, at any time after the date of this Agreement, the Purchaser or Purchaser's transferee desires to sell or transfer in any manner the Shares, Purchaser shall first offer such Shares for sale to the Company at the same price, and upon the same terms (or terms as similar as reasonably possible) upon which Purchaser is proposing or is to dispose of said Shares. Said right of first refusal shall be provided to the Company for a period of thirty (30) days following receipt by the Company of written notice by the Purchaser of the terms and conditions of said proposed sale or transfer and the name, address and phone number of each proposed buyer or transferee. If the Company desires to exercise such right of first refusal, it shall notify Purchaser in writing within such thirty (30) day period. In the event the Shares are not disposed of on such terms within thirty (30) days following lapse of the period of the right of first refusal provided to the Company or if the Purchaser proposes to change the price or other terms to make them more favorable to the buyer, they shall once again be subject to the right of first refusal herein provided.

                  (c) Involuntary Transfer. In the event, at any time after the date of this Agreement, of any transfer by operation of law or other involuntary transfer (including death or divorce) of all or a portion of the Shares by the record holder thereof, the Company shall have an option to purchase all of the Shares transferred. Upon such a transfer, the person acquiring the Shares shall promptly notify the Secretary of the Company of such transfer. The right to purchase such Shares shall be provided to the Company for a period of thirty
(30) days following receipt by the Company of written notice by the person acquiring the Shares.

                  (d) Price for Involuntary Transfer. With respect to any stock to be transferred pursuant to paragraph 3(b), the price per Share shall be a price set by the Board of Directors of the Company that will reflect the current value of the stock in terms of present earnings and future prospects of the Company. The Company shall notify Purchaser or Purchaser's executor of the price so determined within thirty (30) days after receipt by it of written notice of the transfer or proposed transfer of Shares. The decision of the Board of Directors as to the purchase price shall be final.

                  (e) Assignment. The right of the Company to purchase any part of the Shares may be assigned in whole or in part to any shareholder or shareholders of the Company or other persons or organizations.

                  (f) Restrictions Binding on Transferees. All transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Agreement, including, insofar as applicable, the Company's option to repurchase under paragraph 3. Any sale or transfer of the Company's Shares shall be void unless the provisions of this Agreement are met.

                  (g) Termination of Refusal Right; Public Offering Lockup. The right of first refusal granted the Company by paragraphs 3(a) and 3(b) above shall terminate at such time as a Public Market exists for the Company's capital stock (or any other stock issued to purchasers in exchange for the Shares purchased under this Agreement). For the purpose of this Agreement, a "Public Market" shall be deemed to exist if (i) such stock is listed on a national securities exchange (as that term is used in the Securities Exchange Act of 1934) or (ii) such stock is traded on the over-





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the-counter market and prices are published daily on business days in a recognized financial journal. Notwithstanding the foregoing, Purchaser and Purchaser's transferees will not, without the prior written consent of the Company, offer, sell, contract to sell or grant any option to purchase or otherwise dispose of any of the Shares for a period of one hundred eighty (180) days following the effectiveness of a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the Company's initial public offering of securities.

                      Upon termination of the right of first refusal imposed by this Agreement, a new certificate or certificates representing the Shares not repurchased shall be issued, on request, without the legend referred to in paragraph 5(b) herein and delivered to Purchaser.

                  (h) Exempt Transfers. The restrictions on transfer of this paragraph 3 shall not apply to a transfer to Purchaser's ancestors or descendants or spouse or to a trustee for their benefit, provided that such transferee shall agree in writing to take such Shares subject to all the terms of this Agreement, including restrictions on further transfer

         4. Escrow. For purposes of facilitating the enforcement of the provisions of Section 3 above, Purchaser agrees, immediately upon receipt of the certificate(s) for his Shares, to deliver such certificate(s), together with an Assignment Separate from Certificate in the form attached hereto as EXHIBIT B executed by Purchaser and by Purchaser's spouse (if required for transfer), in blank, to the Secretary of the Company, or his designee, to hold such certificate(s) and Assignment Separate from Certificate in escrow and to take all such actions and to effectuate all such transfers and/or releases as are in accordance with the terms hereof. Purchaser hereby acknowledges that the Secretary of the Company, or his designee, is so appointed as the escrow holder with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is accordingly irrevocable. Purchaser agrees that said escrow holder shall not be liable to any party hereof (or to any other party) for any actions or omissions unless such escrow holder is grossly negligent relative thereto. The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. Purchaser agrees that if the Secretary of the Company, or his designee, resigns as escrow holder for any or no reason, the Board of Directors of the Company shall have the power to appoint a successor to serve as escrow holder pursuant to the terms of this Agreement.

         5.       Investment Representations.

                  In connection with the purchase of the Shares, Purchaser represents to the Company the following:

                  (a) Purchaser is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the securities. Purchase is purchasing these securities for investment for Purchaser's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act.





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                  (b) Purchaser understands that the securities have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser's investment intent as expressed herein.

                  (c) Purchaser further acknowledges and understands that the securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser further acknowledges and understands that the Company is under no obligation to register the securities. Purchaser understands that the certificate evidencing the securities will be imprinted with a legend which prohibits the transfer of the securities unless they are registered or such registration is not required in the opinion of counsel for the Company.

                  (d) Purchaser is familiar with the provisions of Rules 144 and 701, each promulgated under the Securities Act, which, in substance, permit limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the securities exempt under Rule 701 may be resold by the Purchaser ninety (90) days thereafter, subject to the satisfaction of certain of the conditions specified by Rule 144, including, among other things: (1) the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934); and (2) in the case of an affiliate, the availability of certain public information about the Company, and the amount of securities being sold during any three month period not exceeding the limitations specified in Rule 144(e), if applicable.

                  If the Company does not qualify under Rule 701 at the time of purchase, then the securities may be resold by the Purchaser in certain limited circumstances subject to the provisions of Rule 144, which requires, among other things: (1) the availability of certain public information about the Company;
(2) the resale occurring not less than two years after the party has purchased, and made full payment of (within the meaning of Rule 144), the securities to be sold; and (3) in the case of an affiliate, or of a non-affiliate who has held the securities less than three years, the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934) and the amount of securities being sold during any three month period not exceeding the specified limitations stated therein, if applicable. PURCHASER UNDERSTANDS THAT PAYMENT BY NOTE IS NOT DEEMED TO BE FULL PAYMENT UNDER RULE 144 UNLESS IT IS SECURED BY ASSETS OTHER THAN THE SHARES.

                  (e) Purchaser further understands that at the time he or she wishes to sell the securities there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144 or 701, and that, in such event, Purchaser would be precluded from selling the securities under Rule 144 or 701 even if the two-year minimum holding period had been satisfied.





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                  (f) Purchaser further understands that in the event all of the applicable requirements of Rule 144 or 701 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 or 701 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

         6.       Legends.

                  The certificate or certificates representing the Shares shall bear the following legends (as well as any legends required by applicable state and federal corporate and securities laws):

                  (a) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

                  (b) "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY."

         7.       Section 83(b) Election.

                  Purchaser understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (the "Code"), taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. In this context, "restriction" means the right of the Company to buy back the Shares pursuant to the repurchase option set forth in Section 3(a) of this Agreement. Purchaser understands that Purchaser may elect to be taxed at the time the Shares are purchased, rather than when and as the repurchase option expires, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the date of purchase. Even if the fair market value of the Shares at the time of the execution of this Agreement equals the amount paid for the Shares, the election must be made to avoid tax treatment under Section 83(a) in the future. The form for making Purchaser's election is attached hereto. Purchaser understands that his failure to file such an election in a timely manner may result in adverse tax consequences for Purchaser. Purchaser further understands that an additional copy of such election form should be filed with his federal income tax return for the calendar year in which the date of this Agreement falls.





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         8.       Miscellaneous.

                  (a) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California.

                  (b) Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties hereto. The failure by either party to enforce any rights hereunder shall not be construed as a waiver of any rights of such party.

                  (c) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then
(x) such provision shall be excluded from this Agreement, (y) the balance of the Agreement shall be interpreted as if such provision were so excluded and (z) the balance of the Agreement shall be enforceable in accordance with its terms.

                  (d) Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

                  (e) Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or forty-eight
(48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed, if to the Company, at its principal place of business, attention the President, and if to Purchaser, at Purchaser's address as shown on the stock records of the Company.

                  (f) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                  (h) California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS AN EXEMPTION FROM SUCH QUALIFICATION IS AVAILABLE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, OR SUCH EXEMPTION BEING AVAILABLE.





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                  (i) Successors and Assigns. The rights and benefits of this
Agreement shall inure to the benefit of, and be enforceable by the Company's successors and assigns. The rights and obligations of Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.



ACCELGRAPHICS, INC.                        Jeffrey W. Dunn
2630 Walsh Avenue
Santa Clara, CA 95051

By: /s/Jeffrey W. Dunn                     /s/Jeffrey W. Dunn
-----------------------------              -------------------------------------

Title: President and C.E.O.                Address:
      -----------------------

                                           15370 Pepper Lane
                                           Saratoga, CA  95070



Vesting Commencement Date:  November 9, 1994






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                                    EXHIBIT A


                                 PROMISSORY NOTE


$____________                                       _______________, California
                                                         _______________, 199__

 At the times hereinafter stated, for value received, the undersigned promises to pay AccelGraphics, Inc., a California corporation (the "Company"), or order, at its principal office the principal sum of $____________ with interest from the date hereof at a rate of __% per annum, compounded semi-annually, on the unpaid balance of said principal sum. Said principal and interest shall be due and payable on ______________, 19__.

 If the undersigned's employment by or association with the Company is terminated prior to payment in full of this Note, this Note shall be immediately due and payable.

 Principal and interest are payable in lawful money of the United States of America. AT ANY TIME, THE PRIVILEGE IS RESERVED TO PAY MORE THAN THE SUM DUE.

 Should suit be commenced to collect this Note or any portion thereof, such sum as the Court may deem reasonable shall be added hereto as attorneys' fees. The makers and endorsers have severally waived presentment for payment, protest, notice of protest, and notice of non-payment of this Note.

 This Note, which is full recourse, is secured by a pledge of certain shares of Common Stock of the Company and is subject to the terms of a Restricted Stock Purchase Agreement between the undersigned and the Company of even date herewith.


                                           ------------------------------------

                                           ------------------------------------

                                    EXHIBIT B




                                CONSENT OF SPOUSE



         I, ____________________, spouse of Name, have read and hereby approve the foregoing Agreement. In consideration of the Company's granting my spouse the right to purchase the Shares as set forth in the Agreement, I hereby agree to be irrevocably bound by the Agreement and further agree that any community property or other such interest shall be similarly bound by the Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.




                                           ------------------------------------
                                           Spouse of Purchaser

                                    EXHIBIT C


                      ASSIGNMENT SEPARATE FROM CERTIFICATE


         FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Purchase Agreement between the undersigned ("Purchaser") and ACCELGRAPHICS, INC. dated ______ (the "Agreement"), Purchaser hereby sells, assigns and transfers unto ________________________________________ (________) shares of the Common
Stock of ACCELGRAPHICS, INC. standing in Purchaser's name on the books of said corporation represented by Certificate No. _____ herewith and does hereby irrevocably constitute and appoint to transfer said stock on the books of the within-named corporation with full power of substitution in the premises. THIS ASSIGNMENT MAY ONLY BE USED AS AUTHORIZED BY THE AGREEMENT AND THE ATTACHMENTS THERETO.

Dated:__________, 199_.

                                         Signature:


                                         --------------------------------------



Instruction: Please do not fill in any blanks other than the signature line. The purpose of this assignment is to enable the Company to exercise its repurchase option set forth in the Agreement without requiring additional signatures on the part of Purchaser.